                                                                      EXHIBIT 11

                         WESTCOTT COMMUNICATIONS, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                           1993         1994         1995
                                                        -----------  -----------  -----------
EARNINGS PER SHARE:

  Net income available to common shareholders........   $ 8,836,598  $11,837,011  $14,580,564
                                                        ===========  ===========  ===========
  Weighted average Common and Common
    equivalent shares outstanding/(1)/...............    18,901,897   19,379,439   19,643,449
                                                        ===========  ===========  ===========
  Earnings per share.................................   $       .47  $       .61  $       .74
                                                        ===========  ===========  ===========

EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE:
Weighted average shares outstanding..................    18,344,003   19,379,439   19,643,449
  Net shares to be issued upon exercise of
    dilutive stock options after applying
    treasury stock method............................       557,894      399,917      231,682
                                                        -----------  -----------  -----------
  Weighted average Common and Common
    equivalent shares................................    18,901,897   19,779,356   19,875,131
                                                        ===========  ===========  ===========
Earnings per Common and Common
  equivalent shares..................................   $       .47  $       .60  $       .73
                                                        ===========  ===========  ===========

EARNINGS PER COMMON SHARE ASSUMING
  FULL DILUTION:
Weighted average shares outstanding..................    18,344,003   19,379,439   19,643,449
  Net shares to be issued upon exercise
    of dilutive stock options after applying
    treasury stock method............................       593,430      410,757      257,983
                                                        -----------  -----------  -----------
  Weighted average Common and Common
    equivalent shares................................    18,937,433   19,790,196   19,901,432
                                                        ===========  ===========  ===========
Earnings per Common Share assuming
  full dilution......................................   $       .47  $       .60  $       .73
                                                        ===========  ===========  ===========

/(1)/ For 1993, the calculation of earnings per share was based upon weighted average common and common equivalent shares outstanding. For 1994 and 1995, the calculation of earnings per share was based upon weighted average common shares outstanding due to the fact that both primary and full-diluted earnings per share were more than 97% of earnings per common share outstanding.